UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-25041


                                  TICKETMASTER
             (Exact name of registrant as specified in its charter)
             ------------------------------------------------------

                             3701 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90010
                                 (213) 639-6100

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                 CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
              ----------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

       Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)       [X]
     Rule 12g-4(a)(1)(ii)      [   ]             Rule 12h-3(b)(1)(ii)      [   ]
     Rule 12g-4(a)(2)(i)       [   ]             Rule 12h-3(b)(2)(i)       [   ]
     Rule 12g-4(a)(2)(ii)      [   ]             Rule 12h-3(b)(2)(ii)      [   ]
     Rule 15d-6                [   ]

Approximate number of holders of record as of the certification or
notice date:   1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Ticketmaster has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 17, 2003                   TICKETMASTER


                                          BY:     /s/ Bradley K. Serwin
                                               ----------------------------
                                               Name:   Bradley K. Serwin
                                               Title:  Executive Vice President
                                                       and General Counsel